Exhibit 99.1

For Release at 8:00 AM EDT on Tuesday, April 23, 2013

Gasco Energy Provides First Quarter 2013 Operations Update

DENVER — (PR Newswire) — April 23, 2013 — Gasco Energy, Inc. (NYSE MKT: GSX) (“Gasco” or the “Company”) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.

Riverbend Project Operations Update

During Q1-12, Gasco conveyed a 50% interest in certain of its Uinta Basin properties to its joint venture partner concurrent with the March 22, 2012 closing of the joint venture.  Q1-13 is the fourth full reporting period in which Gasco’s Uinta Basin net production reflects this conveyance.  Due to the 50% interest conveyance, operational and financial results for the three-month period ended March 31, 2013 are not similarly comparable to the same period ended March 31, 2012.  The Uinta Basin accounts for 100% of Gasco’s production.

Quarterly Production

Estimated cumulative net production for the quarter ended March 31, 2013 was 506 million cubic feet equivalent (MMcfe).  By commodity for Q1-13, Gasco reported net crude oil volumes of 5,563 barrels and net natural gas volumes of 473 MMcf.  Crude oil volumes for Q1-13 represent an 11% decrease, as compared to Q4-12 crude oil volumes.  This decline is primarily attributed to frigid temperatures in the field and the natural decline of oil well workovers and recompletions performed early in the fourth quarter of 2012.

Gasco Energy Net Production Detail*

	Three-months Ended
Period-over-Period Comparison	March 31, 2013**	Dec. 31, 2012	Seq. Quarterly Chg.	March 31, 2012
Natural Gas / MMcf	473	478	-1.0%	832
Oil / Bbls	5,563	6,254	-11.0%	9,885
Natural Gas Equivalents / MMcfe	506	516	-1.9%	891

*Due to the 50% interest conveyance, net production volumes for the three-month period ended March 31, 2013 are not similarly comparable to the same period ended March 31, 2012.

**Includes preliminary production estimates for Q1-13 and reflects Gasco’s 50% interest in its Uinta Basin joint venture effective as of March 22, 2012.

Horizontal Green River Oil Producer

During the first quarter 2013, Gasco participated in an outside-operated horizontal well (7.14% working interest / 6.07% net revenue interest) that successfully tested productive potential of the oil-prone basal Uteland Butte member of the Green River Formation in the Uinta Basin.  The well reached total depth in 21 days with a 4,300 foot lateral length (9,772 feet total measured depth).  The well, which is producing nearly 100% oil, had an initial 24-hour gross production rate of 221 barrels of oil equivalent per day (BOE/d) (13.4 BOE/d net) and has gross cumulative production of 4,011 BOE (243 BOE net) in the 21 days that it has been online (191 BOE/d gross average).  It is still too early in the life of the well to estimate ultimate recovery.

Given the initial success of this Green River test well, Gasco believes it has approximately 70 gross potential horizontal locations or about 150 gross vertical basal Uteland Butte member oil well locations in its Riverbend Project leasehold.  Horizontal location estimates are based upon 160-acre spacing in which Gasco has the full 160-acre position.  The vertical location estimate includes acreage in which Gasco does not have the full 160-acre position.

California Projects Update

Antelope Valley Trend

Gasco’s partner in the Antelope Valley Trend is currently permitting three locations.  Gasco will be carried for a 20% working interest in the first earning well.  Based on current permit processing, it is anticipated that the well is still on schedule to be spud by July 1, 2013.

Management Comment

King Grant, Gasco’s president and CEO commented: “We are pleased to report the initial success of the outside-operated Green River oil well.  We also believe that this may add a meaningful inventory of drillable locations in this part of our land package.  Based upon well control in the area, the initial production rates from the well exceeded our expectations for a horizontal Green River producer.  Drilling and completion times are relatively short and the wells costs are manageable.  The AFE (authorization for expenditure) for the initial well was approximately $2.5 million, or roughly $178,000 net to Gasco.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the oil-bearing Green River Formation and the natural gas-prone Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit Gasco’s website at www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, expectations with respect to its liquidity, capital resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s current expectations and forecasts about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “would,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release or otherwise expressed by us are to the knowledge and in the judgment of management, believed to be reasonable when made, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve and may be affected by inaccurate assumptions, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control), that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include Gasco’s ability to maintain adequate cash flow from operations or obtain adequate financing to fund its capital expenditures, meet working capital needs and its related ability to continue as a going concern; the volatility and recent declines in its stock price and the ability to regain and maintain compliance with the NYSE MKT LLC’s continued listing requirements or trade on an alternative market; the ability to meet firm commitment delivery obligations in its transportation and processing agreements or otherwise satisfy minimum volume deficiency payment obligations; the ability to pursue strategic restructuring, refinancing or other transactions; the ability to comply with the terms and conditions of its outstanding convertible senior notes and warrants and in the event Gasco is unable to comply with the terms and conditions of such securities, the ability to pay any accelerated indebtedness or meet any repurchase obligations required under the governing documents for such securities; the ability to maintain relationships with suppliers, customers, employees, stockholders and other third parties; overall demand for natural gas and oil in the United States and related fluctuations in natural gas and oil prices; the ability to successfully operate the business within the restrictions imposed by the indenture governing the senior notes; any requirement that Gasco write down the carrying value of its oil and gas properties; the ability to manage interest rate and commodity price exposure; any failure by the gathering, transportation or processing facilities of Gasco’s natural gas; marketing of oil and gas; pipeline constraints; changes in estimated reserves of natural gas and oil and underlying assumptions of such estimated reserves; operating hazards; acquisition and development of oil and gas properties, and replacement of reserves; delays in obtaining drilling permits and the timing and amount of future production; technological changes; competition; scope and extent of insurance coverage; title defects and deficiencies; federal and state regulatory or legislative developments, including with respect to environmental matters; shortages of supplies, equipment and personal, and increases in operating costs and other expenses generally; general economic conditions in the United States and key international markets, including credit and capital market constraints; and other risks described in (1) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2012, and (2) Gasco’s other reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.